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                                                                    EXHIBIT 99.1
                                                                    ------------


     Efficient Networks, Inc. to Offer $300 Million Of Convertible Subordinated Notes

February 25, 2000

     DALLAS, Feb. 25 /PRNewswire/ -- Efficient Networks, Inc. (Nasdaq: EFNT) announced today that it intends to offer approximately $300 million (excluding the over-allotment option) in convertible subordinated notes due 2005. The offering will be made to qualified institutional investors and will be subject to market and other conditions. No other details were provided.

     The net proceeds of the offering will be used for general corporate purposes, including working capital and sales and marketing efforts. The company may also use a portion of the net proceeds to acquire complimentary products, technologies or business.

     This news release does not constitute an offer to sell or a solicitation to buy any of these securities. Any offers of the securities will be made only by means of a private offering circular. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

     Efficient Networks is a worldwide developer and supplier of high-speed digital subscriber line (DSL) customer premises equipment for the high-speed, high-volume digital communication, or broadband, access market.